EXHIBIT 15.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AWARENESS LETTER

Securities and Exchange Commission

Washington, D.C. 20549

We are aware that our report dated April 7, 2006 on our review of the interim consolidated financial statements of Dynacq Healthcare, Inc. as of February 28, 2006, and for the three and six month periods ended February 28, 2006 and 2005 and included in this Form 10-Q for the quarter ended February 28, 2006 is incorporated by references in the Company’s Registration Statement No. 333-72756. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered as part of the Registration Statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

/s/ Killman, Murrell & Company, P.C.
Killman, Murrell & Company, P.C.
Houston, Texas
April 14, 2006